Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 12, 2020 (which includes an explanatory paragraph relating to Collier Creek Holdings’ ability to continue as a going concern), relating to the financial statements of Collier Creek Holdings appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ WithumSmith+Brown, PC

New York, New York
December 29, 2020